Exhibit 10.16

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement (the “Agreement”) dated as of                      by and between the undersigned executive (the “Executive”) and Cooper-Standard Automotive Inc. (the “Company”) is made this      day of              2011, by and between the Executive and the Company.

WHEREAS, the Company and the Executive have entered into the Agreement;

WHEREAS, Section 11(b) of the Agreement permits the Agreement to be amended by a written instrument signed by the parties; and

WHEREAS, the parties desire to amend the Agreement, including Exhibit B thereto, to reflect certain changes to the Company’s retirement benefit arrangements and to update the Executive’s title and base salary.

The parties hereto agree as follows:

1.	Effective as of January 1, 2011, the following changes shall be made to the Agreement:

a. Section 2.a. of the Agreement shall be amended and restated in its entirety to read as follows:

During the Employment Term, Executive shall serve as the Company’s [insert title]. In such position, Executive shall have such duties and authority as is customarily associated with such positions at other companies similar to the Company and shall have such duties, consistent with Executive’s position, as may be assigned from time to time by the [Chief Operating Officer of the Company (the “COO”)/the Chief Executive Officer of the Company (the “CEO”)] or the Board of Directors of the Company (the “Board”).

b. Section 3 of the Agreement shall be amended and restated in its entirety to read as follows.

Base Salary. During the Employment Term, the Company shall pay Executive a base salary (effective February 1, 2011, at the annual rate of $            ) payable in regular installments in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time by the compensation committee of the Board, based upon the recommendation of the COO and/or the CEO. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary”.

c. Section 7(c)(iii)(A)(iv) of the Agreement shall be amended and restated in its entirety to read as follows:

subject to Section 11(k), if the Executive is a participant in the Company’s Enhanced Investment Savings Plan or any successor plan thereto (the “Savings Plan”) and/or is eligible for any supplemental defined contribution benefits under the Company’s Supplemental Executive Retirement Plan or any other supplemental or excess retirement plan that provides a defined contribution-type benefit for the Executive (the Supplemental Executive Retirement Plan or such other plan, the “SERP”), a single lump sum cash payment within five (5) days following the expiration of such revocation period provided for in the Release equal to the Company non-matching and non-elective deferral contributions that would have been made for the Executive under the Savings Plan and/or the SERP if the Executive had continued in employment for an additional [twelve (12)] [twenty-four (24)] months (after the date of termination), assuming for this purpose that (i) the Executive had eligible compensation equal to the eligible compensation (as determined pursuant to the terms of the Savings Plan and SERP) paid to the Executive for the calendar year immediately preceding the year in which such termination of employment occurs, and (ii) the Executive’s accounts are fully vested; provided that in no event shall the amount due under this paragraph be adjusted to make up for any interest that the Executive would have earned under the Savings Plan or SERP on such amounts; and

d. Section 3(u) of Exhibit B to the Agreement, consisting of a definition for the term “Retirement Plans,” shall be deleted in its entirety, and Sections 3(v), (w) and (x) shall be renumbered as Sections 3(u), (v) and (w).

e. Section 1(d) of Exhibit B to the Cooper-Standard Automotive Inc. Change of Control Severance Plan in the form attached as Exhibit B to the Agreement, titled “Severance Compensation,” shall be amended and restated in its entirety to read as follows:

if the Executive is a participant in the Company’s Enhanced Investment Savings Plan or any successor plan thereto (the “Savings Plan”) and/or is eligible for any supplemental defined contribution benefits under the Company’s Supplemental Executive Retirement Plan or any other supplemental or excess retirement plan that provides a defined contribution-type benefit for the Executive (the Supplemental Executive Retirement Plan or such other plan, the “SERP”), a single lump sum cash payment within five (5) days following the expiration of such revocation period, or if later, within ten (10) business days after such termination, equal to the Company non-matching and non-elective deferral contributions that would have been made for the Executive under the Savings Plan and/or the SERP if the Executive had continued in employment for an additional twenty-four (24) additional months (for the

Chief Executive Officer and members of the Operations Group) or twelve (12) additional months (for members of the Management Group) (or, if greater, the number of months remaining in the Severance Period), assuming for this purpose that (i) the Executive had eligible compensation equal to the highest amount of eligible compensation (as determined pursuant to the terms of the Savings Plan and SERP) paid to the Executive in any of the five calendar years immediately preceding the year in which such termination of employment occurs, and (ii) the Executive’s accounts are fully vested; provided that in no event shall the amount due under this paragraph be adjusted to make up for any interest that the Executive would have earned under the Savings Plan or SERP on such amounts.

2.	In all other respects, the Agreement shall remain unchanged.

3.	This Amendment may be executed in counterparts, which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first written above.

COOPER-STANDARD AUTOMOTIVE INC.		EXECUTIVE

By:
Name:	Name:
Title:

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